Exhibit 1

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89496
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Proceedings: 0203711 -65.2016.8.19.0001	Pp.

Digital Proceeding

Class/Subject: Judicial reorganization – Judicial reorganization

Applicant: OI S.A.

Applicant: TELEMAR NORTE LESTE S.A.

Applicant: OI MÓVEL S.A.

Applicant: COPART 4 PARTICIPAÇÕES S.A.

Applicant: COPART 5 PARTICIPAÇÕES S.A.

Applicant: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Applicant: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Records submitted on this date to the Honorable Judge

Fernando Cesar Ferreira Viana for decision

On 06/29/2016

Judgment

I- REPORT

This is a petition for judicial reorganization under articles 47 et seq. of Law 11,101/05 made by OI S.A. (“OI”), a publicly held corporation, registered for corporate tax under no. 76.535.764/0001-43, with head office and principal place of business at Rua do Lavradio no. 71, Center, in the City and State of Rio de Janeiro, ZIP code 20230-070; TELEMAR NORTE LESTE S.A. (“TNL”), a publicly held corporation, registered for corporate tax under no. 33.000.118/0001-79, with head office and principal place of business at Rua do Lavradio no. 71, Center, in the City and State of Rio de Janeiro, ZIP code 20230-070; OI MÓVEL S.A. (“OI MÓVEL”), a privately held corporation, registered for corporate tax under no. 05.423.963/0001-11, with principal place of business in this City of Rio de Janeiro and head office in the City of Brasília, Federal District in the North Commercial Sector, Block 3, Block A, Telephone Station Building, ground floor (part 2), ZIP code 70713-900; COPART 4 PARTICIPAÇÕES S.A. (“COPART 4”), a privately held corporation, registered for corporate tax under no. 12.253.691/0001-14, with head office and principal place of business at Rua Teodoro da Silva no. 701/709 B, 4th floor, Vila Isabel, in the City and State of Rio de Janeiro, ZIP code 20560-000; COPART 5 PARTICIPAÇÕES S.A. (“COPART 5”), a privately held corporation, registered for corporate tax under no. 12.278.083/0001-64, with head office and principal place of business at Rua Siqueira Campos no. 37, 2nd floor, Copacabana, in the City and State of Rio de Janeiro, ZIP code 22031-072; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. (“PTIF”), a legal entity of private law organized under the laws of the Netherlands, with head office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in this City of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. (“OI COOP”), a legal entity of private law organized under the laws of the Netherlands, with head office in Schiphol, Schiphol Boulevard 231, 1118 BH, and principal place of business in this City of Rio de Janeiro (herein referred to as OI, TNL, OI MÓVEL, COPART 4, COPART 5, PTIF, and OI COOP), which are part of the business conglomerate called the “OI GROUP, which is dedicated to providing fixed and mobile telephone, internet, and cable TV services, among others.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89497
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

They state that they originate from the merger of national telecommunications industry giants, namely, TNL and Brasil Telecom S.A., in 2009, and these companies were created previously from the privatization of TELEBRÁS that occurred in 1998.

In its historical narrative, it states that in a short time, it became the first telecommunications service provider in Brazil with a fully-integrated domestic presence with one single brand “OI,” and that today it is present, with at least one service, in all the 5,570 Brazilian municipalities, serving approximately 70 million customers.

While carrying out its activities, it reached an operational structure with about 330,000 kilometers of fiber optic cable, with an investment of approximately R$ 14.9 billion, which made it one of the largest fixed-line telephone service providers in South America, and the largest in this sector in Brazil, with a 34.4% share spread through private and public lines throughout the country.

With regard to mobile telephony, the “OI GROUP” reached 47.8 million users in March 2016, of which 45.6 million are in the personal mobile segment and 2.2 million are in the corporate/business segment, representing about a 18.52% market share in mobile telephony with coverage that reaches almost 93% of the population.

In the broadband Internet sector, the “OI GROUP” has 5.7 million access points, provides 2 million Wi-Fi hotspots in public places such as airports and shopping malls, and even extends its area of activity to pay-TV, with approximately 1.2 million customers.

It is one of the largest business conglomerates in the country, with prominence in multiple areas of the economy and society as a whole, and one should note the provision of services to the banking, air transport, and other sectors that rely on telecommunications systems set up and operated by the “OI GROUP.”

It says that, given its huge size, it paid over R$ 30 billion in taxes into to the public coffers from 2013 to 2016, adding that it provides essential services that enable the electronic counting of votes in municipal and state elections held in the country. The information from the 2,238 Electoral Zones and 12,969 Sections of the Regional Electoral Courts of 21 states of the Federation is transmitted through its operating system.

The activities of the “OI GROUP,” including the services it provides and the rates it charges, are subject to comprehensive regulation under Federal Law no. 9,247/1997 (Telecommunications Act), regulatory decrees (such as those that set forth under Public Telecommunications Policies, the General Plan of Concessions of Telecommunication Services provided as a public service, and the General Plan on Universalization Targets), Federal Law no. 12,485 / 2011 (“SEAC Act – Conditional Access Service”), and a comprehensive regulatory framework for the provision of telecommunications services, published by the National Telecommunications Agency (“ANATEL”) [Agencia Nacional de Telecomunicaciones], in accordance with the public policies of the Ministry of Communications, with all these services being dependent on a prior concession granted by ANATEL.

It states that therefore the “OI GROUP” operates under:

•

A concession to provide local switched fixed-line telephone services (Switched Fixed Telephone Service – STFC) in Region I (except in 57 municipalities of the state of Minas Gerais that are excluded from the concession

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89498
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

area of Region I) held by TNL and a concession to provide local fixed-line telephone services in Region II (except in nine municipalities in the states of Goiás, Mato Grosso do Sul, and Paraná that are excluded from the Region II concession area) held by OI;

•	a concession to provide national long distance services in Region I (except in 57 municipalities of the state of Minas Gerais that are excluded from the Region I concession area) held by TNL and a concession to provide national long distance services in Region II (except in nine municipalities in the states of Goiás, Mato Grosso do Sul, and Paraná that are excluded from the Region II concession area) held by OI;

•	authorizations to provide mobile telephony services (Personal Mobile Service – SMP) in Regions I, II, and III, held by OI MÓVEL;

•	authorizations of right of use of radio frequency to provide 3G services in Regions I, II, and III (except for 23 municipalities in the interior of the state of São Paulo, including the town of Franca and vicinity), and radio frequency licenses to provide 4G mobile services in Regions I, II, and III;

•	authorizations for the use of numbering resources associated with fixed and mobile telephony;

•	authorizations to provide local fixed-line telephony and domestic long distance services (i) in the 57 municipalities in the state of Minas Gerais that are excluded from the Region I concession area, (ii) in the nine municipalities in the states of Goiás, Mato Grosso do Sul, and Paraná that are excluded from the Region II concession area and (iii) in Region III;

•	authorizations granted to OI to provide international long-distance services originating from anywhere in Brazil;

In their organizational structure, the companies OI MÓVEL and COPART 4 are wholly-owned subsidiaries of TNL, which, in turn, along with PTIF, OI COOP and COPARTE 5 are wholly-owned subsidiaries of the parent company OI, and all management decisions of the OI GROUP emanate from its parent, OI, in Brazil, including those regarding companies incorporated abroad for the sole purpose of serving as fund-raising and financial investment vehicles.

It states that it is well known that the true administrative, operational, and financial center of the whole “OI GROUP” operates in the City and State of Rio de Janeiro, encompassing: i) the telecommunications infrastructure operational management center (Network Management Center – CGR), ii) the main connection point for international transmission via submarine cable and iii) the satellite signal capture base for transmission of the pay-TV signal.

It declares that PTIF and OI COOP, created only as investment vehicles of the OI GROUP and set up under the laws of the Netherlands, as they do not engage in operational activities and therefore act only as extensions for raising funds in the international market, which funds are onlent to finance the group’s activities in Brazil, which necessitates their inclusion as a joint plaintiff in the judicial reorganization proceeding, since the achievement of one of the objectives of judicial reorganization is to make it possible to overcome the economic and financial crisis of the entire OI GROUP, whose operational activities are carried out exclusively in Brazil.

It declares that, although there is no legal corporate group within the meaning of art. 265 of Law 6,404/1976, they constitute one that is de facto, which is very common in Brazil, because regardless of the maintenance of the legal personality of each of the group’s constituent companies, with their own assets and legal personality, there are evidently strong and inseparable financial and operational interconnections that arise, in particular, from the interdependence and complementarity of the activities and services they provide, thereby proving the necessity of a joinder of plaintiffs.

On the financial crisis, they state it is due to the combination of many factors that gradually aggravated the situation of the group companies, acting at three specific moments in its trajectory after privatization: i) in 2000 funding the plan to anticipate goals; ii) in 2009, with the acquisition of Brasil Telecom and the subsequent

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89499
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

identification of certain relevant liabilities; iii) in 2013, in the context of the OI GROUP’s international expansion process in Portuguese-speaking countries, with the merger of Portugal Telecom and absorption of the latter’s debt, which had the aim of transforming the OI GROUP into a national and international player.

The crisis worsened due to the retention of more than R$ 14 billion in judicial deposits, severely affecting its liquidity, and owing to its being subjected to supervision in the various spheres of government, for regulatory, tax, labor, and civil issues.

At the same time, there are furthermore administrative fines imposed by the regulatory agency, currently worth about R$ 10.6 billion, which significantly increased its liabilities in view of the frequent cash pledges required in court by the agency.

It also exposes technological developments as a turning point that deepened the crisis, which caused a fall in demand and in people’s interest in maintaining a fixed telephone line, while at the same time it was still necessary to comply with various obligations under the General Law of Telecommunications, notably including the fixed-line service universalization obligations throughout the country’s vast territory, which requires a considerable discrepancy between the amount that needs to be invested to meet the obligation and the effective return, in light of the observed lack of demand.

On this situation, even the Ministry of Communications, responsible for elaborating public policies, has acknowledged the need to thoroughly review the regulatory framework of the STFC, given that such barriers and market changes are factors beyond the control of the petitioners, however representing a significant negative impact on the Group’s economic situation over the past few years.

It also highlights the competition with international players, such as TIM – a member of the Telecom Itália Group, Claro (owned by the Mexican group Telmex), and VIVO – a subsidiary of Telefónica S.A., a Spanish company with global reach, which are companies with overseas capital-raising structures due to lower cost, whereas the petitioners almost by obligation tend to raise funds in the domestic market at high interest rates, given the cost of hedging for currency exchange risk for foreign funding, which represents a huge disadvantage compared to the competitors, hindering its expansion and profitability.

It says its biggest debts are financial and arise from loans and bonds issuances and debentures, while the labor debts and those with suppliers and service providers represent a very small part of the liabilities subject to judicial reorganization.

As to the total liabilities of the OI GROUP, it reported the amount of R$ 65,382,611,780.34 (sixty-five billion, three hundred and eighty-two million, six hundred and eleven thousand, seven hundred and eighty reais and thirty-four cents), and of this amount, R$ 1,652,137,056.16 (one billion, six hundred and fifty-two million, one hundred and thirty-seven thousand, fifty-six reais and sixteen cents) are for labor debts.

It maintains, however, that despite all the obstacles that culminated in the current financial crisis, the OI GROUP has gross annual revenues of 40 billion and net annual revenues of approximately R$ 27 billion, and that it is in the requisite position to reverse the current crisis scenario.

In order to direct and revive the business Group, it claims to be already implementing a significant and serious internal restructuring plan, which includes a range of initiatives that aim to increase market share, cut costs and, above all, increase operational efficiency, and which aims to spread a new culture of productivity increases and reduced spending in the company.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89500
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

They all state that they meet the requirements contained in art. 48 of the Company Recovery Law (“LRE,” “LFR” or “LFRE”) [Lei de Falências e Recuperações], declaring in this respect: I) that they have been involved in their business for more than 2 (two) years; II) that they are not bankrupt and have never been declared bankrupt; III) that they never obtained judicial reorganization; and IV) that they were never, nor any of their directors or controlling shareholders, convicted of any of the crimes set out in Law no. 11,101/05.

Petition accompanied by the documents on pages 49/89,228.

II- GROUNDS

The judiciary is faced with a petition for the judicial reorganization of one of the world’s largest business conglomerates, with huge operations in all the states in Brazil, and with a strong social impact on all the structures of society.

The OI GROUP has significant net revenues and performs public and private services unequivocally essential for the Brazilian population. In addition, it generates tens of thousands of direct and indirect jobs, and pays the Government billions of reais in taxes.

These specificities create the need for this Court to exercise its constitutional duty of preserving the company as a source of jobs and wealth for all of society. After all, in resorting to the Judiciary at this time of global crisis, the petitioners intend to overcome the difficulties in order to achieve their social objectives.

For recovery to be feasible, it is incumbent upon the Judge, in addition to observing the law, to take all necessary measures to comply with the legal duty to facilitate the preservation of the company, be it a small business or, as in this case, a large corporate group with international impact and which transacts billions of reais annually.

Having presented these important considerations, but before analyzing the objective requirements for granting approval of the petition for handling the judicial reorganization, it is necessary to examine preliminary procedural issues, which concern the possibility: a) of granting a petition for judicial reorganization to a foreign company and b) the joinder of plaintiffs.

II.1- Transnational Insolvency

The petition proficiently invokes the question of cross-border insolvency, and approaches the topic from a process of globalization, through the inevitable growth of international trade, given the growing need to create companies whose commercial relations are conducted in various countries, with an obvious change in their operational structures, which become fluid in relation to the state of their original constitution, thus diminishing the classical concept of sovereignty.

The problem arises from the lack of specific legislation to deal with the question of transnational or cross-border insolvency, given that Law 11,101/2005, in its art. 3, provides only that, to endorse an extrajudicial reorganization plan, grant judicial reorganization, or declare bankruptcy, jurisdiction rests with the court of the principal place of business of the debtor or of the branch of a company that is headquartered outside Brazil. The territoriality theory was thereby adopted.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89501
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Commenting on art. 3 of the LFR, Campinho (2006) asserts that “the ‘territoriality system’ follows from the precept as a criterion or principle to give rise to the jurisdiction rule. The effects of bankruptcy or reorganization are limited to the country itself, acknowledging the supremacy of the National Legal System to appreciate the issues.” (CAMPINHO Sergio. Company bankruptcy and reorganization: the new regime of corporate insolvency. 2nd ed. Rio de Janeiro: Renovar, 2006. p. 40).

It is therefore apparent that the legislator determined that the law should cover foreign companies in addition to domestic companies; however, it is necessary for this purpose that it be represented in Brazil by a branch:

“[...] when dealing with a foreign company, the court with jurisdiction will also be that of its principal place of business, but in order to determine it, account will be taken only of the establishments situated in the country. Among these, finally, one seeks to ascertain in which of them the foreign company has the largest turnover, this being the appropriate venue for a bankruptcy action to be filed against it (Ramos, 2010, p.656, Judicial recognition of foreign judgments in Brazil: brief considerations.” (Law and Development Journal, http://unipe.com.br/periodicos/index.php/direitoedesenvolvimento/article/download/95/96).”

From this trodden path, it is asserted that, with regard to international jurisdiction, in order to apply the effects of the judgment of a declaration of bankruptcy in another country, the LFR has no such provision. By the way, good doctrine teaches that matters relating to this issue are regulated by art. 105, I, paragraph “i” of the Federal Constitution, which provides for the STJ’s judicial recognition of the foreign judgment as a solution (see: ARAÚJO, José Francelino de. Commentary on the company bankruptcy and reorganization law. São Paulo: Saraiva, 2009).

Therefore, we have a legislative vacancy in cases in which a petition is made for a foreign company without a branch in the country and which is however part of a business group whose controlling company has recognized headquarters in the country and in relation to which it is linked in financial or corporate terms.

The search for new markets, be it to diversify activities or even only to raise investment, is made through the creation of complex corporate forms, such as the creation of holding companies, subsidiaries, and affiliates.

Often, companies are created that are affiliated to, or are even created to be part of, a certain “de facto” business group, as they are not constituted within the meaning of art. 265 et seq. of Law 6,404/76, but which, however, only serve as operational arms of their parent company, without performing any business activity, since they operate primarily to capture and manage investments.

This is the precise situation presented by the petitioners, with regard to the companies PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. (“PTIF”) and OI BRASIL HOLDINGS COÖPERATIEF U.A. (“OI COOP”), legal entities of private law constituted under the laws of the Netherlands, headquartered in Amsterdam (Naritaweg 165, 1043 BW and Schiphol, Schiphol Boulevard 231, 1118 BH, respectively), according to the initial pleading:

“Regarding PTIF and OI COOP, we must reiterate that they are not operational companies, but investment vehicles for raising funds abroad, aimed at financing the activities of the OI GROUP, whose principal place of business, as is known, is located in this city of Rio de Janeiro.”

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89502
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

It should thus be noted that the issue to be appreciated is precisely the possibility of accepting the petition and handling of the judicial reorganization of foreign companies (without a branch in Brazil) under the national legal system, provided the lack of a legal provision to this effect.

Such questions, unthinkable some time ago, represent a challenge to the legal system, to the extent that our corporate bankruptcy and judicial reorganization regime was created in a context in which the companies were structured in less complex ways—most often corresponding to a single legal entity—unlike the reality today in which complex business groups lead the global economy.

In general practical terms, the business organization is no longer based on an exclusively single company model made up of the usual individual companies and whose activities before were limited to the scope of a single country, but instead have begun to reflect contemporary reality composed of essentially plurisocietal groups and companies.

Now that company issues have arisen that go beyond the jurisdiction of the territorial law of the place of the incorporation of a business, it is imperative for legal professionals to search for a legal solution to overcome the legal void, through a systematic and analytical interpretation of the legal order and, notably, of applicable constitutional principles.

That is, a legal solution is sought for a foreign company that does not have any capital assets in its constituent State and was created only to serve as an extension of its parent company headquartered in Brazil, and which is now undergoing financial difficulties for the most varied reasons, and is thereby in need of recourse to the institution of judicial or extrajudicial reorganization.

Like the bygone legal/bankruptcy system, the current bankruptcy law is silent on the subject under discussion and does not cover proceedings involving cases of transnational insolvency, thereby creating legal uncertainty for judicial reorganization of multinational corporate groups.

The United Nations, aware of the increasing number of issues arising from the creation of multinational oil giants, created the United Nations Commission on International Trade Law (UNCITRAL) in 1966 in order to alleviate conflictive issues of corporate law, establishing the framework for a model law on bankruptcy matters; it has already been incorporated into various foreign legal systems, forming the basis for a likely universal jurisdiction over the field.

That law, inspired by the universalist tendency of the former Section 304 of the United States Bankruptcy Code and Cooperation Protocols, had as its primary objective to help States resolve cases involving the insolvency of large multinational groups with creditors, assets, and establishments scattered around the world in a more efficient and satisfactory way. The regulation was prepared by a group of experts from many European countries and also counted on help from non-governmental organizations, such as the International Association of Restructuring, Insolvency & Bankruptcy Professionals.

From this perspective, it is possible, from the principle of legal cooperation between nations, for procedures to be developed to make the bankruptcy procedure more universalized (see UNCITRAL Model Law and EU Regulation 1,346).

Both regulations provide for the opening of the domestic jurisdiction of countries in the context of international jurisdiction. For this purpose, the most appropriate solution would be to reorganize the Brazilian bankruptcy legislation, as this would offer the creditors and the Government itself greater legal certainty and would comply with the rule of reasonable duration of proceedings, as established in our legal system.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89503
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

However, the UNCITRAL Model Law does not contain a “hard law” of a cogent nature and with which the States must mandatorily comply, because it is in reality a body of norms considered exemplary and referential, and intended only to guide the legislative and judicial authorities of States in the area of transnational bankruptcy law.

Therefore, for some countries that have adopted the UNCITRAL Model Law and others which elaborated laws influenced by and based on the universalist vision of the referential law, the problem generated by Transnational Insolvency was solved; this is not the case in Brazil.

The doctrine, therefore, seeks a solution through two opposed academic and theoretical models of transnational insolvency that advocate territorialism and universalism.

In territorialism, the court of each State would have exclusive jurisdiction over any debtor’s assets located therein and, as a result, the legal system of each of these States would control the seizure of the assets and the distribution thereof to creditors.

Under universalism, we have a court, that of the State in which the debtor has its center of main interests, which would have global jurisdiction to administer its insolvency and which will cover any and all of the debtor’s assets independent of their location, applying the most widely accepted lex fori concursus principle of universality.

In this case, the two theories could be hypothetically combined, as the fact that the foreign companies do not actually have assets abroad, only debts with guarantees of payment offered by the Brazilian holding company (their parent company), attracts the territorialist theory; while the universalist theory would apply as they are merely wholly-owned subsidiaries acting as extensions for raising funds in the international market for direct application in the Brazilian market.

However, faced with a legislative void, the judge has to seek other sources of law to resolve the issue, as raised in the reasoning of a judgment of the Court of Appeals of the State of Rio de Janeiro, in which a similar issue arose in the appeal proceedings of the interlocutory appeal case no. 0064568-77.2013.8.19.0000 (Rapporteur Gilberto Guarino), pointing out that the judge, faced with the regulatory void, must observe and decide on the basis of art. 4 of the Law of Introduction to the Rules of Brazilian Law:

“34. This being very clear, one is not raising the State in its judicial capacity to the condition of positive legislator. The absence of legislative provisions regarding the petition of the institution of judicial reorganization beyond the territorial limits, if it does not authorize it, on the other hand does not forbid it. The hypothesis challenges the decision in accordance with the analogy, customs, and general principles of law, as provided for in art. 4 of the Law of Introduction to the Rules of Brazilian Law, to be applied with caution and exceptionally, in situations that otherwise require caution and are likewise exceptional. And it is also because the general principles are responsible for the operation of the legal system in a unified manner, bringing together communicating sectors that otherwise become stagnant.”

Art. 4 of Decree-Law 4,657/42 (LICC) states that “when the law is silent, the judge will decide the case on the basis of analogy, customs, and general principles of law.”

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89504
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Regarding equity, we turn to the lesson of Carlos Maximiliano, in his work “Hermeneutics and Application of the Law” (19th edition, pages 140 and 141, Editora Forense, 2001), highlighting the section that deals with equity:

“183. Equity performs the dual role of compensating for the omissions in the repositories of laws, and helping to grasp the meaning and scope of the legal provisions. Therefore, it serves Hermeneutics and Application of the Law… Judicial equity compels judges, “in the silence, doubt or vagueness of the written laws, to submit themselves in an enlightened way to the supreme will of the law, so as not to commit in its name injustices that only dishonor their executors.” The phrase summum jus, summa injuria sums up the concept of equity. The admission of this, which is the higher justice, different to legal justice and a correction thereof, seemed to the Greeks a suitable means to soften and polish the idea held theretofore that the Law was harsh; in this sense it also opened a fissure in the granite of the old Romanism, humanizing it more and more (3). “Fora do oequum á somente o rigor juris, o jus durum, summum, callidum, a angustissima formula e a summa crux. A oequitas é jus benignum, temperatum, naturalis justitia, ratio humanitatis—“apart from equity, there is only the rigor of the Law, the hard, excessive, evil law, the very narrow formula, the highest cross. Equity is benign Law, moderate, natural justice, human reason (i.e. inclined to benevolence).”

With an innovative intent, Law 11,101/2005 brought to our legal world a concept that, unlike the old bankruptcy law, seeks to satisfy the greatest number of creditors of the debtor company, however, over a wider angle, and which also seeks legal protection for the market, which should wherever possible be developed in a healthy manner for the benefit of overall society and economic growth through the preservation of the company (art. 47).

According to Manoel Justino Bezerra Filho, “This law aims to bring a new vision to the institution of bankruptcy and judicial reorganization, one which no longer considers the rights of the creditors to be primordial, unlike in the previous law. The previous law of 1945 would always favor the interests of the creditors, such that a systematic examination of those articles shows the lack of concern with maintaining the company as a productive unit, creator of jobs, and producer of goods and services, in short, as an activity of deep social interest and the maintenance of which should be sought whenever possible.” (New law of reorganization and bankruptcy with commentary. 3rd ed. São Paulo, RT, 2005, page 129)

In this ideological context of the LFR, the legislative void should be filled by observing equity and the general principles of law, in order to fulfill its vital purpose as voiced in its art. 47, which states that a fundamental principle of judicial reorganization is the preservation of the company, now seen as a mechanism of social development, a generator of jobs and wealth—with an important social function.

On this line of thinking, the legal precedent of the above-mentioned case of OGX, concluded with the granting of the reorganization of foreign subsidiaries (non-operational) together with that of the business group which included them:

“RIO DE JANEIRO STATE COURT OF APPEALS FOURTEENTH CIVIL CHAMBER. INTERLOCUTORY APPEAL N°. 0064658-77.2013.8.19.0000 APPELLANTS: OGX PETRÓLEO E GÁS PARTICIPAÇÕES S/A., OGX PETRÓLEO E GÁS S/A., OGX INTERNATIONAL GMBH and OGX ÁUSTRIA GMBH HSBC CTVM S/A. RAPPORTEUR: JUSTICE GILBERTO CAMPISTA GUARINO. INTERLOCUTORY APPEAL. JUDICIAL REORGANIZATION OF COMPANIES. INTERLOCUTORY DECISION THAT GRANTED HANDLING OF THE PETITION OF THE FIRST TWO APPELANTS THAT HAVE HEADQUARTERS IN BRAZIL, REJECTING, HOWEVER, THE PLEADING OF THE THIRD AND FOURTH APPELANTS, BOTH WITH HEADQUARTERS IN THE REPUBLIC OF AUSTRIA. NON-CONFORMATION. REJECTION OF JOINT RECOVERY THAT IS NOT SEEN TO BE SUSTAINABLE. PURPOSE OF THE INSTITUTION OF

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89505
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

JUDICIAL REORGANIZATION BASED ON THE PRESERVATION OF THE COMPANY AND ITS SOCIAL FUNCTION, AS WELL AS BEING WITHIN THE SCOPE OF STIMULATION OF ECONOMIC ACTIVITY (ART. 47 OF LAW NO. 11,101/2005). THE COMPANY IS NOT ONLY OF INTEREST TO ITS OWNER (BUSINESSPERSON), BUT TO OTHER STAKEHOLDERS IN THE ECONOMY (EMPLOYEES, INVESTORS, SUPPLIERS, CREDIT INSTITUTIONS, AND THE GOVERNMENT). OGX PETRÓLEO E GÁS PARTICIPAÇÕES S/A., WHICH IS A HOLDING COMPANY AND NON-OPERATIONAL, PARENT OF OGX PETRÓLEO E GÁS S/A., HOLDER OF 99.99% OF ITS CAPITAL STOCK. CONTROL EXERCISED DIRECTLY AND FULLY ALSO OVER OGX INTERNATIONAL GMBH AND OGX ÁUSTRIA GMBH CTVM S/A. HOLDING COMPANIES BASED ON ARTS. 2, § 3, AND 243, § 3 OF LAW NO. 6,404/76. FOREIGN COMPANIES, KNOWN TO BE SUBSIDIARIES THAT ONLY CONSTITUTE THE FINANCING STRUCTURE OF THEIR DOMESTIC PARENT, SERVING AS A VEHICLE FOR THE BRAZILIAN COMPANIES, WITH THE AIM OF ISSUING BONDS AND THE RECEIPT OF REVENUES ABROAD. CONFIGURATION OF A SINGLE BUSINESS GROUP, IN FAVOUR OF A SINGLE BUSINESS ACTIVITY, THAT CONSISTS OF THE EXPLORATION AND PRODUCTION OF OIL AND NATURAL GAS ON NATIONAL TERRITORY. ABSENCE OF DECLARATIONS OF THE CREDITORS CONTRARY TO A COMMON PLAN OF JUDICIAL REORGANIZATION. AUSTRIAN LAW ON INSOLVENCY THAT PROVIDES FOR THE RECOGNITION OF THE EFFECTS OF FOREIGN INSOLVENCY CASE WHEN THE DEBTOR’S MAIN CENTER OF INTEREST (COMI) IS LOCATED IN THE FOREIGN STATE AND THE PROCEEDING IS, IN ESSENCE, COMPARABLE TO THAT OF AUSTRIA. FEASIBILITY STUDY ATTACHED TO THE RECORDS. LACK OF LEGAL PROVISION ON THE PETITION OF THE INSTITUTION OF JUDICIAL REORGANIZATION BEYOND THE TERRITORIAL LIMITS THAT, IF IT DOES NOT AUTHORIZE IT, ON THE OTHER HAND, DOES NOT FORBID IT. LEGISLATIVE VOIDS RESOLVED IN ACCORDANCE WITH ANALOGY, CUSTOMS, AND THE GENERAL PRINCIPLES OF LAW (ART. 4 OF LAW OF INTRODUCTION TO THE RULES OF BRAZILIAN LAW). PREDOMINANCE OF EQUITY, THAT SEEKS TO ADAPT THE LAW TO THE NEW CIRCUMSTANCES, IN ORDER THAT THE JUDICIAL BODY ACCOUNTS FOR THE VICISSITUDES OF CONCRETE REALITY. NON-OCCURRENCE OF TRANSMUTATION OF THE STATE IN ITS JUDICIAL CAPACITY INTO A LEGISLATIVE STATE. A QUESTION THAT, BEING OF RELEVANT SOCIAL INTEREST, CANNOT BE OMITTED FROM JUDICIAL REVIEW ON FULL EXAMININATION OF THE ASPECTS OF THE CASE-AT-HAND. NEED FOR REFORM OF THE LAW ON JUDICIAL AND EXTRAJUDICIAL REORGANIZATION AND BANKRUPTCY OF THE BUSINESS OWNER AND THE COMPANY, AIMED AT DEALING WITH TRANSNATIONAL INSOLVENCY. UPHOLDING OF THE APPEAL, GRANTING REQUEST FOR INJUNCTIVE RELIEF TO REVOKE THE INTERLOCUTORY APPEAL AND DETERMINE THE JOINT HANDLING OF THE JUDICIAL REORGANIZATION OF THE APPELLANTS.”

Recently, indeed, a judgment of the Special Court of the Superior Court of Justice, reported by the eminent Judge Maria Thereza de Assis Moura, in the judgment of the SEC 11,277, which by unanimous vote denied judicial recognition of a foreign decision that challenged the universal jurisdiction of a judicial reorganization underway in Brazil, was widely disseminated.

On the other hand, the new Civil Procedure Code (Law no. 13,105/2015) in its Article 926 calls for an assessment of judicial precedent as a guide for the resolution of the cases. Regarding this dogma, the lesson of MARINONI:

“One could say that various decisions for the same case does not mean disorder, but a reflection of a natural diversity of opinion. It is true that this bad practice became consolidated for a long time in our legal system, but if we are to critically analyze the situation of the judiciary, one cannot fail to see that this undermines legal equality,

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89506
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

impartiality, and certainty. One cannot admit different decisions for similar cases, unless one imagines that the judges and courts are not part of a single system and Judiciary.” (MARINONI, Luiz Guilherme, Brief Commentary on the New Civil Procedure Code. São Paulo: Journal of the Courts, 2015. p. 2073)

Based on this line of reasoning, taking into consideration that the Court of Appeals of the State of Rio de Janeiro has already held that it was legally possible to grant the handling of judicial reorganization under similar circumstances, with the extension of the effects thereof to foreign subsidiaries of the company under reorganization, I believe that this understanding should be applied to the present case.

It is worth noting also that the current Code of Civil Procedure in Articles 26 and 27 adopted the general principle of International Cooperation, the objective of which was the systematization of rules and principles largely accepted by international procedural doctrine, so as to facilitate the solution of transactional civil conflicts, mainly those arising from global trade, since the need to produce acts in one country to be complied with in another and vice versa arises from the increasing internationalization of the economy, the strengthening of which is indisputably of universal interest.

All this strengthens the possibility of handling the reorganization of a foreign company with no branch in Brazil, as the idea reinforces the constitutional principle of legal certainty, while the concern of adequately protecting the rights and interests of all those involved, in an individual or collective dimension, will be facilitated and greatly simplified.

NIKLAS LUHMAN states that the foundation of international cooperation rests on mutual trust between the cooperating States, whose need is generated by social complexity, the result of the intense mutability of human relations in time and space, and whose utility stems from the significant increase in the opportunities for experiences and actions (LUHMAN, Niklas. Confianza. Anthropos. México: Universidad Iberoamericana, 1996).

In turn, ADELA CORTINA supports the idea that building trust imposes the exercise of the value of solidarity, which constitutes the basis of rights, and means a relationship between persons who participate with the same interest in a certain thing, and who exhibit an attitude towards one other when an effort is made on a particular topic of theirs (CORTINA, Adela. Ética sin moral. Madrid: Tecnos, 1990. p. 288).

The Public Prosecution Service, in its substantive opinion in these proceedings, viewed the possibility of international cooperation as a way to overcome the barrier of legislative void, opining in favor of granting the petition with respect to the foreign subsidiaries, on the following terms:

“Indeed, the unprecedented manner in which the judicial reorganization was requested meets these precepts, seeking the solution of quastio juris in comparative law. Allow me to transcribe an excerpt from the study performed by that member of the Public Prosecution Service on the subject. International companies that have some kind of establishment located in Brazil will be subject to Brazilian law upon facing economic and financial difficulties. Jurisdiction is designed for both the recognition and determination of the applicable law, as understood in bankruptcy recognition proceedings and in the seizure and execution of the debtor’s assets. Thus, the Brazilian norm will be applied, the judicial decision under which will be accepted in the countries in which the business group is situated through the opening of secondary proceedings; it is further possible to establish a protocol between the courts (insolvency protocol) without the formalities of letters rogatory and sworn translation and respecting the jurisdiction (sovereignty) of each State.”

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89507
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

In view of the foregoing, and in observance of case law, given the systematic interpretation of the legal system and equity—in its dual role of filling the legislative void and helping to grasp the meaning and scope of legal provisions to serve the application of law—in order to thereby attend to the greater spirit of preservation of business activity set out in Law 11,101/2005, linked to the position that arose from the implementation of International Legal Cooperation in Brazilian Law, I hereby DECLARE that the foreign subsidiaries that compose the “OI GROUP” have standing to file the petition for judicial reorganization in the State where their parent entity is constituted, this being acknowledged as the Capital of the State of Rio de Janeiro.

III.2- Joinder of Plaintiffs

Unlike legal corporate groups, for the constitution of which the law imposes specific characteristics, it is difficult to identify de facto corporate groups, given the possibility that they materialize through various and intricate economic relations between the entities, despite the fact that they continue to have their own personality and equity, and are apparently independent.

Some scholars maintain that in formal business groups there is only one company and several legal persons acting as businesspersons, forming a kind of “joint company” of legal persons.

De facto business groups are formed by companies that maintain, between themselves, firm and intricate business ties through shareholdings, without the need to organize themselves legally, remaining isolated and relating to each other through the form of affiliates, subsidiaries, and parent companies, without the need for greater organizational structure.

To verify the existence of this phenomenon, it is almost always necessary to check for three key elements, namely: individual contribution of each entity through effort or resources, activity to achieve common goals, and sharing of profits and losses.

In this respect, the companies named in the petition fit the description given above.

Indeed, when we look at not only the organizational structure of the group—primarily geared to give sustainability to the Holding Company—the interlacing of rights and obligations arising from contracts with third parties is evident, such as i) the issuance of bonds by the foreign subsidiaries, guaranteed by the parent company OI; ii) the issuance of Mortgage Bonds (ICC) by COPART 4 and COPART 5, with collateral based on income from properties they own leased to OI itself and to TNL; iii) intercompany loan and debt agreements signed between OI, TNL, and OI MÓVEL.

As to property, the initial pleading highlights the fact that only the separate handling of judicial reorganization of the members of OI GROUP is capable of making the resurgence of the conglomerate feasible.

To support this assertion, the initial pleading lists a number of features that convince this Court of the necessity of joinder of plaintiffs, such as, for example, the intrinsic linkage—from the operational and commercial points of view—between the concessions and authorizations relating to the telecommunications services provided by the companies OI, TNL, and OI MÓVEL.

Our attention is drawn, in this regard, by the sharing of the physical infrastructure necessary for the distribution of data, fixed-line and mobile telephony, internet, and television signals, a common practice in the telecommunications sector, which would indeed prevent any separation of assets. This fact is well known and can be seen with the offer to the users of business plans that encompass various services (“Oi Total”).

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89508
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Moreover, as reported in the petition, there is a corporate organizational convergence of the OI GROUP, with the unification and joint handling of payroll and the interconnection of senior executives of the business conglomerate.

The communion of intentions in order to achieve the strengthening of the group is evident when one sees the granting of numerous reciprocal guarantees between its constituent entities in the most varied contracts, which embodies the undoubted interlacing of purposes, activities, and profit-sharing between the constituents.

The State Court of Appeals of Rio de Janeiro has on more than one occasion ruled on the relevance of a joinder of plaintiffs in a judicial reorganization of a de facto business/economic group. To this effect:

“RIO DE JANEIRO STATE COURT OF APPEALS EIGHTH CIVIL CHAMBER. INTERLOCUTORY APPEAL N°. 0049722-47.2013.8.19.0000 RAPPORTEUR: JUSTICE FLAVIA ROMANO DE REZENDE – Judgment: 02/04/2014. JUDICIAL REORGANIZATION OF COMPANIES. THREE COMPANIES. DE FACTO BUSINESS GROUP, WHERE ONE OF THEM IS RESPONSIBLE FOR THE PRODUCTION AND THE OTHERS FOR THE SALE OF THE GOODS. GRANTED, BY THE COURT OF 1st INSTANCE, OF THE MOTION FOR JOINDER OF PLAINTIFFS OF THE APPELLANTS. NON-CONFORMATION OF THE PUBLIC PROSECUTION SERVICE. ABSENCE OF SPECIFIC PROVISIONS ON THE ISSUE IN LAW 11,101/05. JOINDER OF PLAINTIFFS APPARENTLY POSSIBLE IN THE ABSENCE OF LOSSES FOR THE CREDITORS AND THE POSSIBILITY OF MAINTAINING THE BUSINESS ACTIVITY, SOURCE OF REVENUE, AND JOBS. DECISION IN THE 1st INSTANCE UPHELD. – The emergence of de facto business groups is linked to the dynamics of the market and its globalization, leading businesspeople to seek more agile and effective ways of ensuring profit and reaching a significant portion of consumers. – Judicial reorganization has as its key objective the salvation of the economic activity of the business, which generates jobs and revenue. For this reason, what is sought is the harmonization of rights and duties, with the imposition of the least possible sacrifice to all the parties involved. In this context, the joinder of plaintiffs can facilitate agreement between the creditors and the companies under reorganization, enabling payment of debts by the set deadlines. – THE APPEAL IS REJECTED.”

“RIO DE JANEIRO STATE COURT OF APPEALS FIRST CIVIL CHAMBER. INTERLOCUTORY APPEAL N°. 0005927-83.2016.8.19.0000 RAPPORTEUR: JUSTICE SERGIO RICARDO A. FERNANDES – Judgment: 04/26/2016. INTERLOCUTORY APPEAL JUDICIAL REORGANIZATION. JOINDER OF PLAINTIFFS. COMPANIES BELONGING TO THE SAME BUSINESS GROUP (BSM GROUP). POSSIBILITY. COMMON RIGHTS AND OBLIGATIONS (ART. 113, I OF THE NCPC). JURISDICTION OF THE COMPANIES COURT OF THE COURT DISTRICT OF THE CAPITAL TO HANDLE THE JUDICIAL REORGANIZATION (ART. 3 OF LAW 11,101/05) SINCE THE PRINCIPAL ESTABLISHMENT OF THE BUSINESS GROUP IS LOCATED IN RIO DE JANEIRO CITY. SETTLING THE APPEALED DECISION. CASE LAW PRECEDENT FROM THE COURT OF APPEALS AND THE SUPERIOR COURT OF JUSTICE. DISMISSAL OF THE INTERLOCUTORY APPEAL. (…) This is a matter of controversy about the joint handling of the judicial reorganization of companies of the same business group (BSM Group) and its filing in the court district of the principal place of business of the parent company, herein the 1st Appellee. The Appellants challenge the decision that dismissed the motion for separation of the handling of the judicial reorganization, on the grounds that the 2nd Appellee is a company totally independent of its parent company (1st Appellee). The appellants argue that, on petitioning for judicial reorganization, the 2nd Appellee was not

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89509
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

in a situation of economic and financial crisis and that it only filed the petition in order to save its parent company (1st Appellee) and its partners. However, close examination of the case reveals that the Appellants’ claims are groundless. Initially, it should be clarified that the fact that Law 11,101/05 does not expressly provide for the possibility of joinder of plaintiffs in the petition for judicial reorganization does not preclude recourse thereto, since article 189 of that law authorizes the application of the Civil Procedure Code to judicial reorganization proceedings, as applicable. Thus, article 46, item I of the CPC/73 (at that time), corresponding to the current article 113, item I of the NCPC1, authorizes a plurality of persons as named plaintiffs when there are common rights or obligations in relation to the dispute, which seems to be the case based on the record herein, since the Appellees are part of the same business group (BSM Group). Therefore, given that the appellee Companies provide services in an integrated manner in order to demonstrate the presence of a single undertaking seen globally, despite the particularities of each company, we think it is justified to jointly handle the judicial reorganization of these companies. Moreover, the joining of the appellee companies as plaintiffs in the petition for reorganization would seemingly facilitate compliance with the reorganization plan, enabling the payment of creditors by the set deadlines, and there is no evidence of any fraudulent conduct by the Appellees. By the way, we highlight an excerpt from the opinion of the Public Prosecution Service (index 00127): “(…) In the globalized world, business activity is generally organized in the form of business groups and the legal relations of these corporate groups with third parties cannot be seen or resolved under the simplistic prism of the isolated interest of each company. The companies act as a business group and should be considered thus. Therefore, it is advisable that the company with standing to request the judicial reorganization be taken in the broadest sense, including also the concept of business group, de facto or under the law. (…)” There is in fact a precedent of this Court on the subject: “JUDICIAL REORGANIZATION OF COMPANIES. THREE COMPANIES. DE FACTO BUSINESS GROUP, WHERE ONE OF THEM IS RESPONSIBLE FOR THE PRODUCTION AND THE OTHERS FOR THE SALE OF THE GOODS. GRANTED, BY THE COURT OF 1st INSTANCE, OF THE MOTION FOR JOINDER OF PLAINTIFFS OF THE APPELLANTS. NON-CONFORMATION OF THE PUBLIC PROSECUTION SERVICE. ABSENCE OF SPECIFIC PROVISIONS ON THE ISSUE IN LAW 11,101/05. JOINDER OF PLAINTIFFS APPARENTLY POSSIBLE IN THE ABSENCE OF LOSSES FOR THE CREDITORS AND THE POSSIBILITY OF MAINTAINING THE BUSINESS ACTIVITY, SOURCE OF REVENUE, AND JOBS. DECISION IN THE 1ST INSTANCE UPHELD. – The emergence of de facto business groups is linked to the dynamics of the market and its globalization, leading businesspeople to seek more agile and effective ways of ensuring profit and reaching a significant portion of consumers. – Judicial reorganization has as its key objective the salvation of the economic activity of the business, which generates jobs and revenue. For this reason, what is sought is the harmonization of rights and duties, with the imposition of the least possible sacrifice to all the parties involved. In this context, the joinder of plaintiffs can facilitate agreement between the creditors and the companies under reorganization, enabling payment of debts by the set deadlines- THE APPEAL IS REJECTED.” (0049722-47.2013.8.19.0000 – INTERLOCUTORY APPEAL. FLAVIA ROMANO DE REZENDE – EIGHTH CIVIL CHAMBER). And, in the same vein: “TJ-RS – Interlocutory Appeal AI 70065841918 RS (TJ-RS) Date of publication: 08/28/2015 Summary: INTERLOCUTORY APPEAL. JUDICIAL REORGANIZATION. GRANTING OF HANDLING. FULFILLMENT OF THE REQUIREMENTS. FORMATION OF A BUSINESS GROUP. JOINDER OF PLAINTIFFS. SUBMISSION OF INDIVIDUALIZED PLAN. MAINTENANCE OF POSSESSION OF THE ASSETS. 1. Once the existence of a business group is proved, it is proper to grant the handling of the petition for judicial reorganization, pursuant to art. 48 of Law no. 11,101/2005. 2. The legal and social purpose of judicial reorganization is precisely to enable the company to mount a plan to pay off its debts and continue operating normally. Application of the principle of business preservation. 3. Need to submit an individualized plan for each company under reorganization, especially in face of compliance with the principle of pars conditio creditorum, in order to preserve the voting only by the creditors of each company. 4.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89510
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Possibility of maintaining possession of the assets subject to fiduciary liens during the reorganization period. Observance of the principle of business preservation and continuity of productive activity (art. 47 of Law no. 11,101/2005). APPEAL PARTIALLY GRANTED, IN MONOCRATIC DECISION. (Interlocutory Appeal No. 70065841918, Fifth Civil Chamber, Court of Appeals of RS, Rapporteur: Isabel Dias Almeida, Handed down on 08/25/2015) (...) Because of such considerations, the Interlocutory Appeal is dismissed.”

Despite the absence of provisions in the current law, it is irrefutable that the formation of a joinder of plaintiffs in judicial reorganization is absolutely feasible when dealing with companies that are part of the same business group, whether de facto or under the law. In this case, even if there are group companies with operations concentrated in different jurisdictions, the expanded concept of company (which should reflect the dynamics of the market and the current stage of capitalism with coverage of business groups), for the purposes of the LFR, allows for the establishment of the jurisdiction of the court in the place of the principal unit of the group of companies.

In this regard, scholars point out that the joinder of plaintiffs based on the naming of business group companies does not violate the scheme of Law No. 11,101/2005 and serves the fundamental principle of business preservation. The structure of the reorganization plan, however, merits careful attention in order to avoid violations of creditors’ rights.

Therefore, and being attentive to the favorable opinion of the Public Prosecutor, I acknowledge and grant the formation of joinder of plaintiffs requested by the companies under reorganization.

III.3- Suspension of termination clause and authorization for participation in auctions and competitive procedures

The petitioners reported from the start that most of their contracts that are in force, including the operational ones, have rescission and early termination clauses in the event of one of the parties requests judicial reorganization.

These clauses, commonly called ipso facto insolvency, precisely establish that one party’s declaration of insolvency or request for judicial reorganization in and of itself produces contractual termination, even in the absence of a breach of obligation thereunder.

The petitioners argue that in order to provide their customers with communications services, they contract suppliers to provide countless services, such as interconnection, establishment of telecommunications networks, rights of passing way, along with other contracts whose possible termination may adversely affect the provision of these services.

In this regard, they understand that any contractual rescission resulting from the filing of this request for judicial reorganization would impact its core business with consequences in the course of the judicial reorganization and would ultimately harm consumers, who would be deprived of such services. For this reason they urgently request the grant of relief so that the effectiveness of the contractual clauses stipulating that the filing for judicial reorganization is grounds for termination is declared suspended.

From the outset we must highlight the fact that quite often a state of insolvency is solely due to a temporary lack of liquidity, a situation that in this prefatory moment seems to be leading the debtors to formulate their request for judicial reorganization. However, this fact cannot be confirmed without a more detailed analysis of existing contractual relations, finding a full and clear situation wherein the debtors do not have the means to perform on the contracts they have signed and therefore rendering applicable the text of art. 477 of the Civil Code.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89511
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

In addition to the foregoing, it is almost always possible for it to be the case that many of the contracts signed by the party filing the request judicial reorganization are directly linked to that party’s core business, especially as regards the long-term contracts, such that their termination will worsen the crisis and may make it impossible to recover from it.

The question must therefore be addressed from two perspectives. In the first, one must assess whether the contractual clause that allows for early termination due to a filing for judicial reorganization should be interpreted from the perspective of the societal function of the contract, within the meaning of the provisions of art. 421 of the Brazilian Civil Code.

This provision represents a trend in modern civil law, which seeks to distance its scope from individual conceptions in favor of a social understanding of contracts and the subordination of the freedom to contract to its social function, by which matters of a public nature prevail.

The best doctrine shows us that “the social function of the contract serves primarily to limit the autonomy of intent when such autonomy is in conflict with societal interests and the latter should prevail, a limitation that can go so far as to constitute the very freedom to not contract, as occurs in the case of the binding contract.” (GONÇALVES, Carlos Roberto. Direito Civil Brasileiro [Brazilian Civil Law], volume 3: contratos e atos unilaterais [contracts and unilateral acts]. 7th ed. São Paulo: Saraiva, 2010, p. 25).

Mamede (2014, p. 122) addresses the issue: One of the “meta-standards” that guides Corporate Law was seen in the first volume of this collection, which is the principle of business preservation, under which the company’s foundations are firmly planted in recognition of its societal function. Therefore, the company’s economic and financial crisis is legally treated as a challenge that can be overcome, even though it concerns a private activity governed by private law. (MAMEDE, Gladston. Direito empresarial brasileiro: Falência e Recuperação de Empresas [Brazilian Corporate Law: Company Bankruptcy and Reorganization]. São Paulo: Atlas, 2014).

Both legal doctrine and case law therefore treat the social function of the contract as a general clause—a rule of conduct not part of the legal system—addressed to the judge, that simultaneously binds and offers the freedom to decide.

In this respect we have the provisions of the sole paragraph of art. 2035 of the Civil Code, stating that “no convention contrary to the precepts of the public order shall prevail, such as those established by this Code to ensure the societal function of property and contracts.”

It is precisely this aspect that provides the context for the matter that is the subject of the petition, since in the confrontation between the applicability of the clause providing for contract termination and the harmful consequences of interrupting essential and ongoing services provided to and directed at consumers, the interest that should prevail is the one that serves the societal function of the contract: that is, the suspension of the effectiveness of this contractual clause prevails.

In line with this we find § 2 of art. 49 of the LFR, which states that “the obligations prior to the judicial reorganization shall obey the conditions originally controlled or defined by law, including with regard to costs, unless established otherwise in the judicial reorganization plan,” which demonstrates the possibility of maintaining contracts and their obligations for the purpose of ensuring the principles enshrined in the preceding art. 47 of that same legal text.

This does not mean that the party which contracts with a businessperson or company in such condition must at all costs maintain the concluded contracts in effect while there is the possibility that such businesspersons or companies might breach essential contractual obligations; this would render meaningless the provision contained in art. 477 of the Brazilian Civil Code, which is summed up in the phrase “exceptio non adimpleti contractus.”

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89512
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

In this vein:

“INTERLOCUTORY APPEAL No. 0002437-24.2014.8.19.0000, APPELLANT: PETRÓLEO BRASILEIRO S.A. – PETROBRAS APPELLEE: TQM SERVICE CONSULTORIA E MANUTENÇÃO LTDA. RAPPORTEUR: FEDERAL APPELLATE JUDGE HELENO RIBEIRO PEREIRA NUNES. INTERLOCUTORY APPEAL. ACTION FOR INJUNCTION. REQUEST FOR JUDICIAL REORGANIZATION. TERMINATION OF CONTRACT BY THE RECIPIENT OF SERVICES PROVIDED BY THE PETITIONER COMPANY. VIABILITY OF THE COMPANY. FUMUS BONI IURIS. PERICULUM IN MORA. PENALTY. 1) A wide range of solutions permissible under Law No. 11,101/2005 are addressed to the creditors of a company undergoing reorganization: that is, all those who qualify as claims holders against the debtor. 2) The appellant actually qualifies as a consumer of services provided by appellee, and it is not possible in principle to impose sacrifices on it, especially considering that its business activity involves the execution of projects of large-scale, highly complex undertakings in the petrochemical industry with great repercussions for the country’s economy, as to do so would subvert the purpose of the institution of judicial reorganization. 3) Thus, the contracts signed by the appellee company prior to its request for judicial reorganization must be performed by both parties to the contract in accordance with the originally agreed-on conditions, as indicated in the provisions of art. 49, paragraph 2 of Law No. 11,101/2005, without denying the right of the appellant to terminate the agreement due to default in payment of the associated consideration. 4) In addition, it is an affront to the principle of freedom of choice to require that the appellant sign new contracts with the appellee. 5) However, the business activity performed by the appellee is solely directed to the appellant, because the possibility of termination for no reason other than its request for judicial reorganization as provided for in the contract puts the defendant at an extreme disadvantage and breaks with the presumption of contractual equality, which, strictly speaking, permeates business agreements, and which may frustrate the reorganization of the appellee’s business, even if it proves to be viable. 6) Thus, the order imposed on the appellant should be overturned insofar as the appellant would have to sign new contracts to provide services with the appellee, and the contract terminations based merely on the appellee’s filing for judicial reorganization should be rendered void, subject to the continued possibility of termination in the event of breach of the agreed-on obligations. 7) Upon admission of the possibility of the appellant’s contract termination when such termination is founded on the appellee’s default, and given that based on the content of the contested jurisdictional decision the penalty is actually directed at financial institutions with which it has associated, the daily fine of R$ 10,000.00 set for the case of Petrobras’s noncompliance with the decision must be waived. 8) Relief which is partially granted.”

In the second perspective, it is a fact that the petitioners are service providers, and maintaining the existing contracts would seem to be a sine qua non for the success of the judicial reorganization, given that the abrupt termination of contracts would thus render the business activity carried out unfeasible.

To interpret the validity and effectiveness of the clause only through the strict lens of civil law would lead us in the opposite direction and flagrantly violate the spirit of the legislators who drafted the bankruptcy law. It would jeopardize not only the success of rescuing companies but also, ultimately, the interests of consumers who would be surreptitiously prevented from accessing essential ongoing services.

Given the shift in bankruptcy law toward the preservation of productive economic activity, and especially its much vaunted societal function, in order to support the easing of the rigidity found in the old pragmatic civil-code concept, the enactment of CRFB/88 opened a new legal system in the country that shifted to protecting interests beyond the individualistic sphere.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89513
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Indeed, the mere distribution of the request for judicial reorganization cannot ipso facto be a reason for contract termination, since in this case we would be assuming the principle of “exceptio non adimpleti contractus,” giving private autonomy such powers to the point of subsuming the collective good. It follows, therefore, that maintaining the effectiveness of the termination clause within the scope of bankruptcy/reorganization would not obey the societal function of contracts, a principle that places limits on private autonomy.

The same reasoning leads us to determine that it is necessary to allow the petitioners to participate in auctions and competitive proceedings without restriction, even if the calls for bids in question prohibit qualification of companies undergoing judicial reorganization. This measure is justified given what is set forth in the initial part of this text, in the sense that most of the activities performed by the debtor companies arise from contracting with the Government, which, as a rule, must be preceded by auction procedures.

It is not uncommon, however, for certain auction notices to prevent bids from companies subject to judicial reorganization. In the view of this Court, and as stated above, this does not seem to be lawful, since it is incompatible not only with the institution of corporate reorganization itself but also with the constitutional principle of business preservation.

Indeed, it would seem senseless to allow a company experiencing financial difficulties to have recourse to the Judiciary in order to restructure itself but at the same time prohibit its participation in auctions and other competitive procedures, which is essential for the continued conduct of its business, given that this is precisely the purpose of the judicial reorganization proceedings.

We note that, based on the principles of procedural effectiveness and expediency, also enshrined in the New Code of Civil Procedure, it is not necessary to wait for the company under reorganization to approach the Court to request authorization for each case to participate in certain auctions and other competitive procedures, which would merely overload this case record, which we already see at this early stage consists of more than 90,000 pages. This Judge also faced a similar situation in the case of the judicial reorganization of Tecnosolo Engenharia S.A. (Case no. 0314091-97.2012.8.19.0001), and upon the invocation of the general power of injunction, allowed the involved company to participate in auctions and other competitive procedures of any kind.

Thus, given that the requirements needed for granting emergency relief are met, as well as the clear risk that granting approval of the judicial reorganization could bring harm by causing the very unfeasibility of the proposed judicial reorganization, the decision must be made to suspend the effectiveness of the ipso facto clause inserted into all contracts signed by the debtor, in consideration of the request for judicial reorganization.

For the same reasons, I grant permission for the petitioners to participate in auctions and other competitive procedures of all kinds. Obviously, this permission only relates to any prohibitions related to submissions from the debtor companies undergoing judicial reorganization.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89514
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

II.4- The financial situation and viability of the OI GROUP

From a general perspective, it must be noted that this request for judicial relief is formulated by one of the world’s largest telecommunications companies, which strongly impacts the Brazilian economy, since it reaches an enormous universe of 70 million customers, employing over 140,000 Brazilians, with thousands of suppliers, and also generates tax revenues in the billions for the public coffers. All this strengthens the inexorable receptivity of the request for the reorganization proceedings, since the business activity carried out by the OI GROUP is revealed to be a gigantic complex of operations and a massive amount of infrastructure investment, job creation, tax revenue creation, and the supply of a significant public service—over a vast swath of territory that puts it in second place in terms of the largest fixed-line network in the world.

The petition and abundant documentary evidence points to the factors that led the OI GROUP to its current economic and financial crisis, strongly impacted by its high level of debt.

Factors such as the deterioration of the national macroeconomic environment and reduced investment capacity in the face of increased competition in the sector, compromised the position of the businesses and find their expression in various causes, such as the devaluation of the national currency, the foreseeable increase in default by customers of the service, and the loss of market share since 2011.

Indeed, no one doubts that the reduction of purchasing and consumer power—the result of the Brazilian economic crisis—impacted the demand for telecommunications services. Allied to this we have inflationary pressures and rising interest rates that as a rule generally affect corporate operating margins, along with their cost structure–and we cannot forget that lower investment capacity translates into market losses.

The effects of the burden resulting from the current regulatory framework in the sector should also be emphasized. Since the awarding of concessions in the telecommunications sector, there has been considerable technological evolution that was reflected in consumption patterns of system users, with a marked reduction of the attractiveness of fixed telephone service compared to mobile services. In turn, the telephone service concession arrangements establish a number of obligations for the concession holders under the General Telecommunications Law, which are directed to the creation of universal fixed telephony throughout the enormous breadth of the Brazilian territory; that is, these are investments without adequate financial return, especially when one takes into account the company’s operation in various regions of the country with low population density and low purchasing power.

There is also a history of millions in fines being levied against the companies due to questionable requirements under the regulatory framework—adding to an unpayable debt—that lead to high liabilities deriving from lawsuits filed by the Regulatory Agency.

The result of this total picture is a net debt greater than the company’s operational capacity to generate cash.

Continued payment of financing costs and interest not only places possible legal constraints on the companies’ cash flows but also puts the business group in an untenable financial situation.

We also cannot disregard the company’s current favorable cash position and the news that it is in the process of making a proposal for a “conduct adjustment agreement” (“termo de ajustamento de conduta” – TAC) with respect to the fines imposed by ANATEL, opening up the possibility of converting them into investments in the company itself. On the other hand, although there is at

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89515
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

present no way to assess whether market trends are more favorable to Oi telephony than to its competitors, nor how to undertake a market benchmark analysis, there are positive aspects, such as its leadership in fixed telephony and the provision of fixed and mobile phone service in a single package.

The financial strengthening of the OI GROUP, one of the largest business conglomerates in the country, bears undeniable economic and social importance to Brazil.

And to the extent that the companies of the OI GROUP act in a coordinated and integrated manner in the Brazilian telecommunications system, and are under unified corporate, operational, financial, administrative and managerial control—exercised by the parent company OI—including with respect to its non-operating financial vehicles established abroad, judicial relief must be extended to the conglomerate as a whole.

II.5- The essential requirements sought in the request (art. 51 of the LFRE)

The rules governing the Judicial reorganization procedure must be analyzed in a systematic manner, with the judge making use wherever possible of a sociological interpretation in order to try to achieve the societal goals and demands of the common good that the new law seeks to introduce.

Art. 47 of the LFR emphasizes the basic principles of business preservation, its social function, and the stimulation of economic activity, concepts that are increasingly reinforced in case law from the Superior Court of Justice and the country’s Tribunals.

Created with the central objective of boosting the economy and creating opportunities for businesspersons facing financial difficulties to not only maintain their production unit but in particular to continue the supply of services, the LFR introduced considerable innovation into the concept of a company. A company as a production unit has been considered a source of wealth creation and employment, and the maintenance of its activities aims to protect an important social function and stimulate economic activity (art. 47 of the LFR).

Thus, the legislature, by enacting this law with particular emphasis on the institution of judicial reorganization, responded to the concerns of companies that, in a situation of justified restructuring of their operations and debt, had no other option within the national legal system other than the declaration of insolvency or liquidation, which did not result in benefits for the companies themselves nor for their creditors and society as a whole.

With regard to the case-at-hand, in their initial pleading the petitioners concisely and clearly point to the causes of the economic and financial crisis plaguing the businesses, also describing the expectation concerning its receivables, providing guidance from the start on how the objective elements required by law are met.

The extensive documentation contained within it shows the fulfillment of objective criteria required by art. 51 of Law 11,101/2005, with the exception only of the submission of the full list of employees, list of assets of the companies’ directors, and the debtors’ bank account statements, as set forth in items IV, VI, VII of that article, given the need to observe the confidentiality of information.

With respect to the forms of the economic and financial crises that befall companies, Fábio Ulhoa Coelho described them in these terms:

“A company crisis may take various forms. An economic crisis occurs when the sale of goods or services does not achieve the volume necessary to support the business. A financial crisis occurs when the company lacks cash funds to pay its obligations. Finally, an equity crisis occurs if assets are worth less than liabilities, or if debts exceed the business’s assets.” (Curso de Direito Comercial [Course on Commercial Law ], Ed. Saraiva, 13th ed.)

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89516
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

This, therefore, is a case of companies engaged in essential activities through a public concession—operation of fixed and mobile telephone services and cable TV, and we note that within the context presented, the anticipated crisis is both financial and economic, since the companies need to balance their liabilities against future revenues, a situation that can be achieved through market solutions to be presented in the court handling the reorganization.

Thus, we can say, even based on a perfunctory analysis of the situation, that the activity conducted by the petitioners is known to be profitable, not only based on the time to market but on all indicators provided, a fact that lends the reorganization plan to be developed a considerable likelihood of success.

Finally, the petitioner companies also meet the requirements in Article 48 and its paragraphs in Law 11,101/05, on demonstrating that they have been involved in their business for more than 2 (two) years, are not bankrupt and have not obtained a grant of reorganization, including based on a special plan, within the last five years, and that there is no criminal conviction against their directors or controlling shareholder for crimes provided under this law.

II.6- Stay of actions and enforcement

The stay of actions and enforcement is an important measure that is characteristic of bankruptcy law and in light of what Luiz Roberto Ayoub instructs (in “A construção jurisprudencial da recuperação judicial de empresa [The jurisprudential construction of corporate judicial reorganization.” Rio de Janeiro: Forensic, 2016. p. 127), it has its origins in U.S. law, under which the notification of the action equivalent to our request for judicial reorganization entails the automatic stay of all actions and executions against the debtor company.

In fact, in our country, this stay is not automatic and depends on a court decision, as provided for in art. 6 of the LFR. Regardless, the extent of the effects of the decision rendered in an emergency relief order must be clarified so that its scope is clear.

There is no doubt on the matter of enforcement, since the law does not discuss exceptions. Thus, all executions against the petitioners should be stayed.

This is not the case, however, with other actions, since these are described in general terms in the main paragraph of art. 6 of the LFR, but with the exceptional rule laid down in para. 1 of this mechanism, to wit: “§1° – An action that requires an illiquid sum shall continue to be handled by the court with which it is filed.”

Here is where we delimit the scope. The measure of stay of action appears to be essential for the success of judicial reorganization, since the continuation of certain actions can compromise the equity of the business group, whose protection the law intended to ensure.

In this phase, the competitive nature of judicial reorganization becomes relevant, based not on universality—which we see in liquidation—but with the clear objective of preserving the business and preventing its assets from being affected by decisions coming from various other reorganization judgments, and thus jeopardizing the success of the reorganization undertaking.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89517
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

It is not appropriate, verbi gratia, to continue actions for the search and seizure of property, repossession, and those aimed at the expropriation of assets of a company, which would otherwise subvert the company’s future reorganization plan.

In essence, it is precisely this undermining that the LFR aims to prevent, and in order to endorse such reasoning we again look to the guidance of Luiz Roberto Ayoub and Cassio Cavalli, who so discuss the matter:

“... The stay of actions and execution as provided in art. 6 of the LFR covers not only acts of judicial restriction and expropriation of assets such as the online pledges decided on in compliance with the judgment or extrajudicial enforcement, but also any legal action involving some form of restriction or removal of assets of the debtor company, ordered based on the action for recognition or action. Indeed, seizure ordered before the approval of the reorganization procedure is maintained, but the course of the injunctive measure is stayed. Here the restoration of possession under a commercial lease agreement is stayed if the leased asset is essential to the debtor company’s business. During the stay period a ruling of attachment of the company’s revenues for claims subject to recovery is prohibited. Moreover, to preserve the company, the course of the action for partial liquidation of the company is stayed, given the embezzlement of the reorganized company’s assets which this could entail. On these same grounds, an eviction order against the company prior to the request for judicial reorganization is stayed by the approval of the reorganization proceedings. Not only are procedural acts of enforcements stayed, but so too is any action involving a material right that would entail embezzlement of assets for the debtor company.” (op. cit, p. 136).

As we see, the stay of actions is broad and covers every action that entails an assault on the assets of companies undergoing judicial reorganization.

This stay will also include the legal actions through which administrative penalties applied against the debtor companies are enforced—for example by ANATEL, which, as stated in the initial pleading, amount to more than R$ 10 billion, representing a significant portion of the petitioners’ liabilities.

Therefore, the continuation of these enforcements would ultimately lead to the non-viability of the judicial reorganization proceedings, in view of the considerable amount subject to collection in said actions; it is therefore necessary to also stay the aforementioned claims.

Although these administrative penalties were levied through tax enforcements and are not in themselves taxes, for which reason it is revealed prima facie that the 7th paragraph of Article 6 of Law no. 11,101/2005 is inapplicable, according to the various legal precedents collated by the debtors in the opinion attached to the petition (TRF5 AG 436402320134050000, Federal Judge Rapporteur Emiliano Zapata Leitão, Fourth Division, Trial Date: 01/21/2014, DJe 01/23/2014). TRF5, AP 00065068820134058300, Federal Judge Rapporteur Élio Wanderley de Siqueira Filho, Third Division, Trial Date: 12/04/2014, DJE 12/09/2014; and TRF3, AI 0012571-90.2014.4.03.0000, Federal Court of Appeals Judge Rapporteur Consuelo Yoshida, Sixth Division, Trial Date: 03/03/2016, DJe 03/11/2016).

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89518
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

To these decisions we can add the judgment issued by the Second Division of the Superior Court of Justice in the case of Special Appeal No 623.023/RJ, which is categorical in stating that the legal nature of above penalties is administrative and based on taxation per se:

“CIVIL AND ADMINISTRATIVE PROCEEDING – CHARGING OF PENALTIES BY THE GOVERNMENT – PRESCRIPTION – REPORT OF PUBLIC LAW – ADMINISTRATIVE NATURE OF CLAIM – INAPPLICABILITY OF THE CIVIL CODE AND CTN – DECREE 20,910/32 – PRINCIPLE OF SYMMETRY.

1. If the relationship giving rise to the claim being collected has its foundation in Public Law, the prescription contained in the Civil Code does not apply.

2. Since the requirement regarding the amounts collected by way of penalties arises out of a relationship that is administrative in nature and therefore does not reflect the requirement for a tax credit, the matter is not subject to the treatment legally governed by the CTN.

3. The impact on this matter from Decree 20,910/32, because the government authority, in the collection of its claims, must impose the same restriction applied to the person subject to administration in relation to the liabilities of the latter. Application of the principle of equality, a corollary of the principle of symmetry.

3. Special appeal dismissed.” (REsp 623023/RJ, Rapporteur Judge ELIANA CALMON, SECOND DIVISION, judgment issued on 11/03/2005, DJ 11/14/2005, p. 251).

Based on the foregoing, as a supplement to the decision rendered in a request for emergency relief, I determine that the following guidelines are applicable with respect to the legal action pending against the petitioners:

1) All enforcements are stayed, whether extrajudicial or in compliance with judgment, and whether provisional or final, including enforcements through which administrative penalties and/or sanctions against the debtors are being collected, except those that have been extinguished by judgment (art. 794, I 1973 Code of Civil Procedure, or art. 924, II of the current Code of Civil Procedure), or those in which, being subject to the judicial restriction of this sort, the deadline for the debtors to appeal has lapsed, or else where a judgment has been entered against them, or in embargos that have become final. In this circumstance, both for the rendering of the judgment and certification of the expiry of the deadline for challenging the claim, or the finalization of the judgment dismissing the appeal filed by the debtor, the end point will be a date prior to the decision granting the emergency relief (06/21/2016);

2) Extinction of enforcement or certification of the expiry of the deadline challenging the claim by the debtor and in the manner recommended above, has the effect of authorizing the issuance of a payment order or mandate, if a sum has already been deposited before the date prior to the decision granting emergency relief (06/21/2016);

3) Pending judicial actions, whether the petitioners are the plaintiffs or defendants, and in which an illiquid amount is claimed, pursuant to Art.6, §1 of the LFR must continue in the court where they are being handled until enforcement;

4) The jurisdictional decisions that entail a restriction of assets or that deal with freezing or attachment of an amount either illiquid or otherwise, and that involve any kind of loss of assets by the petitioners, or that interfere with the possession of the goods involved in their business activity, should also be stayed in the manner reasoned above, leaving the analysis of the case to this Court supervising the reorganization.

5) With respect to arbitral proceedings to which any of the debtor companies are party, I clarify that the same assumptions set out above should be adopted, i.e., a stay of all arbitration proceedings in which net amounts payable by the petitioners have already been defined.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89519
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

11.7.- Appointment of the Judicial Administrator – The Collaboration Duty of the Regulatory Body.

The exercise of any business activity in Brazil is unrestricted, regardless of authorization from public bodies, except in the cases established in the law, pursuant to art. 170, sole paragraph, of the Federal Constitution. The businessperson, who professionally pursues an organized business activity for the provision of goods and services, does so under the protection of the constitutional principle of free enterprise.

The financial exploitation of a public service, in all, does not precisely match the rigidity of legal concepts. A public service, in the teachings of Marçal Justen Filho, is “an administrative public activity for the specific satisfaction of material or non-material, individual or transindividual needs, directly related to a fundamental right, destined to undetermined persons, and performed under a public law regime” (JUSTEN FILHO, Marçal. Curso de direito administrativo [Administrative law course], 2nd ed., São Paulo: Saraiva, 2006, p. 487).

In the constitutional text, public services are regulated in scattered rules, but which establish the boundaries of Government action in the provision or delegation of public services. In fact, there are i) services of mandatory provision by the Government and of mandatory concession, which is the case of radio broadcasting of sound and images as established in art. 223 of the Federal Constitution; ii) mandatory and exclusive service provision by the Government or the concession of which is prohibited, which is the case of the postal service and national air mail as established in art. 21, X of the Federal Constitution; iii) service of mandatory provision without exclusivity and the concession of which is prohibited, which is the case of education and health (they were called “mixed public and private” services by the STF in ADI n° 1923/DF); iv) services the direct provision of which by the Government is not mandatory, though it is in charge of encouraging and promoting the activity, for instance telecommunications, roadways, railways, and air navigation services, among others established in art. 21, XI and XII, of the Federal Constitution, the list of which is not exhaustive.

Telecommunications services must therefore be incentivized, promoted, and supervised by the Union, furthermore because the latter was charged with, until quite recently, the provision thereof through Telebrás, which was the “general-concessionaire for the provision of telecommunications services throughout the entire national territory,” pursuant to Decree n° 74,379/74. It is evidently a business activity, but which is subject to the principle of continuity (art. 6, §1, of Law n° 8,987/95) and the realization of fundamental rights, while being subject to intense regulation under public law.

Starting from Constitutional Amendment n° 8/95, which enabled the privatization of the Telebras system, the provision of telecommunication services ceased to be a state monopoly, and the private provision thereof was enabled through concessions, licenses, and authorizations, allowing competition between the players and subject to the supervision and regulation of an independent federal body, ANATEL, which was created by Law n° 9.472/97 – General Telecommunications Act.

In fact, the petitioner Group is presently responsible for: i) 20% of cellular telephony in Brazil; ii) exclusive operation in 300 municipalities that only have OI as service provider; iii) providing services in 5,570 Brazilian municipalities; iv) 70 million users; v) 140 thousand jobs; vi) interconnection of 2,238 Electoral Zones and 12,969 Electoral Sections of the Regional Electoral Tribunals of 21 States of the Federation, which is essential for the collection of election results throughout the country.

According to Carlos Ari Sunfeld, “the General Law of Telecommunications, although dense in terms of regulatory definition, when compared to that of other countries, paid greater attention to the big decisions of sector-based policy (such as opting for competition), and to the principles and definition of acts and processes for awards. Additionally, it linked all that to the institutional aspects: it created the regulatory agency and governed its action (e.g., by requiring the carrying out of a rule-based process for the regulations), in addition to defining its relationship to the Executive Authorities and the CADE” (SUNFELD, Carlos Ari. “A regulamentação das telecomunicações” [Telecommunications regulation] in FIGUEIREDO, Marcelo, Direito e regulação no Brasil e nos EUA [Law and regulation in Brazil and the US]. São Paulo: Malheiros, 2004, p. 116).

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89520
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Definition of the classes of provision remained with the Executive Authorities and beyond the jurisdiction of ANATEL, with the provision thereof also being subject to take place under a private law or public law regime, and in the latter case also being subject to the obligation of universalization, pursuant to arts. 62 to 65 of Law n° 9,472/97:

“Art. 62. Regarding the scope of the interests they serve, telecommunications services are classified into services of collective interest and services of limited interest.

Sole paragraph. Services of limited interest shall be subject to the necessary conditions in order for their provision to not harm the collective interest.

Art. 63. Regarding the legal regime for their provision, telecommunications services are classified as public and private.

Sole paragraph. Public telecommunications services are those provided through concession or permit, with the provider being subject to obligations of universalization and continuity.

Art. 64. Telecommunications services of a collective interest shall be rendered as public services, and the Union is bound to assure their existence, universalization, and continuity.

Sole paragraph. This class includes the different types of fixed-line telephone services of any scope and intended for use by the general public.

Art. 65. Each service class shall be intended for provision:

I – exclusively under the public regime;

II – exclusively under the private regime; or

III – simultaneously in the public and private regimes.,

§1 The collective interest classes of service shall not be governed exclusively by the private regime, and being of an essential nature are subject to duties of universalization.

§2 The exclusivity or simultaneity mentioned above, may occur within a national, regional, or local scope, or in certain areas.”

It is in this context that concessionaires are financially viable in the provision of public telecommunications services. It is also within that same scope that the uncommon petition for reorganization of the company, which resulted from the privatization process of a state-owned company, must be considered.

Therefore, if it were up to the Executive Authorities and its regulatory agency to supervise the provision of the services and even intervene in the companies, there is no doubt that there would be—provided the expertise and technical discretion developed by those entities—a procedural duty to collaborate with the provision of information, clarifications, and documents in order for this process to allow the realization of: i) fundamental rights, II) the principles that specifically guide telecommunications, iii) the preservation of business continuity.

If the authority could intervene in the company, it could also collaborate with this Court in its judicial reorganization. The one who can do more, can do less. This is a power implicit to it. According to Judge Celso de Mello (ADI n° 2,797/DF), “the formulation regarding implicit powers, the doctrine of which was developed by the Supreme Court of the United States of America in the famous McCULLOCH v. MARYLAND case (1819), emphasizes that the granting of express jurisdiction to a certain governmental body implies an implicit grant to that same body of the necessary means for the full realization of the purposes that were ascribed to it […]. This truth has been reaffirmed in the United States and since MARSHALL, not just in respect of our order but for all orders. This truth founded on the good judgment that—where there is a desire for ends, there shall necessarily be a desire for the means; that if we grant a power to an authority, we implicitly grant it the effective means to

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89521
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

exercise such power. […] That is [an undisputable principle], once a power has been granted, all means necessary for its ordinary exercise are deemed to be included therewith. This is the principle; this is the rule. This is therefore a truth that is simultaneously based on two immovable foundations, upon general reason, universal sense, and a truth evident in its whole—the principle that the grant of the ends implies the grant of the means.”

Collaboration with authorities is nothing new. The sole paragraph of art. 5 of Law n° 9,469/97 had already established that “legal persons of public law, in cases where the decision can take on an economic nature, however indirect, may intervene regardless of proof of legal interest, in order to clarify matters in fact and in law, being entitled to gather documents and reports deemed useful for the examination of the matter and, as may be necessary may file to transfer jurisdiction in which they shall be deemed parties.”

Here, this power becomes a duty. There is the interest of a whole Nation in the smoothness, transparency, and settling of this process.

In view of the foregoing and given the specificities of the case, with basis in art. 6 of the CPC, ANATEL, through its federal court representative, is hereby ordered to deliver, within a period of 5 (five) days, subject to legal penalties, up to 5 (five) names of legal persons appropriate to and with expertise on the subject-matter, to be assessed by this Court for appointment as judicial administrator of this case.

III – DECISION: Acceptance of judicial reorganization

Therefore, in due consideration of the law, and in view of the favorable opinion of the Judge, I HEREBY ACCEPT THE PROCESSING JUDICIAL REORGANIZATION of the companies OI S.A. (“OI”), a publicly held corporation, registered in CNPJ/MF under n°. 76.535.764/0001-43, with head office and principal place of business at Rua do Lavradio no. 71, Center, in the City and State of Rio de Janeiro, CEP 20230-070; TELEMAR NORTE LESTE S.A. (“TNL”), a publicly held corporation, registered for corporate tax under no 33.000.118/0001-79, with head office and principal place of business at Rua do Lavradio no. 71, Center, in the City and State of Rio de Janeiro, CEP 20230-070; OI MÓVEL S.A. (“OI MÓVEL”), a privately held corporation, registered for corporate tax under no. 05.423.963/0001-11, with its principal place of business in Rio de Janeiro and head office in the City of Brasilia, Federal District, in Setor Comercial Norte, Quadra 3, Bloco A, Edificio Estação Telefônica, ground floor (part 2), CEP 70.713-900; COPART 4 PARTICIPAÇÕES S.A. (“COPART 4”), a privately held corporation, registered for corporate tax under no. 12.253.691/0001-14, with head office and principal place of business at Rua Teodoro da Silva no. 701/709 B, 4th floor, Vila Isabel, in the City and State of Rio de Janeiro, CEP 20560-000; COPART 5 PARTICIPAÇÕES S.A. (“COPART 5”), a privately held corporation, registered for corporate tax under no. 12.278.083/0001-64, with head office and principal place of business at Rua Siqueira Campos n° 37, 2nd floor, Copacabana, in the City and State of Rio de Janeiro, CEP 22031-072; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. (“PTIF”), a privately held corporation incorporated pursuant to the Laws of the Netherlands, with head office in Amsterdam, Naritaweg 165, 1043 BW, and with its principal place of business in this city of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. (“OI COOP”), a privately held corporation incorporated pursuant to the Laws of The Netherlands, with head office in Schipol, Schipol Boulevard 231, 1118 BH, and its principal place of business in this city of Rio de Janeiro (indicated as OI, TLN, OI MÓVEL, COPART 4, COPART 5, PTIF, and OI COOP), which are within the business group called “OI Group.”

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89522
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

Upon which I decide:

I – per the terms of item II.7 above, service upon ANATEL, through its federal court representative, ordering it to deliver, within a period of 5 (five) days, subject to legal penalties, up to 5 (five) names of legal persons appropriate to and with expertise on the subject-matter, to be assessed by this Court for appointment as judicial administrator of this case;

II – affirmation of the decision that granted the emergency relief, to the extent of waiving for the Companies Under Reorganization the Clearing Certificates filing requirement in order for them to exercise their activities;

III – reaffirmation of the decision that granted the emergency relief, in regards to the suspension of all actions and executions pursuant to the terms of item II.7 of this judgment. Such suspension of procedures shall have its corresponding term accounted in BUSINESS DAYS, per the process law in force (NCPC, art. 219);

IV – suspension of the effectiveness of the ipso facto clause, in consideration of the petition for reorganization, as included in all contracts signed by the debtors;

V – permission for the Companies Under Reorganization to participate in auctions and competitive proceedings of all kinds;

VI – the Companies Under Reorganization shall add to their company name the expression “under judicial reorganization,” pursuant to art. 69 of the LFR;

VII – suspension only of publications of matters of public record and registrations with the credit protection bodies in respect of the Companies Under Reorganization, for a period of 180 BUSINESS DAYS;

VIII – the filing, by the Companies Under Reorganization, of the monthly statement accounts throughout the entire procedure of judicial reorganization, subject to the penalty of personal liability of administrators;

IX – the issuance and publication of the public notice considered in paragraph 1 of art. 52 of Law 11,101/05, which shall contain the summary of the debtor petition, the current decision that accepts the processing of the judicial reorganization and the list of creditors, including the updated value of the credit claim and its classification. It shall also contain the warning of item III of the same legal provision. The term to file proof of claims to add or modify the credits listed by the debtor is 15 (fifteen) days starting from the publication of the corresponding report (art. 7, paragraph 1 of Law no. 11,101/05), COUNTED IN BUSINESS DAYS. It should be noted that, as this is an administrative phase of credit confirmation, any proof of claims shall mandatorily be filed directly with the Judicial Administrator;

X – the Judicial Administrator shall publish the list of creditors submitted by the Judicial Administrator (art. 7, paragraph 2, of Law no. 11,101/05) within a period of 45 BUSINESS DAYS, counted starting from the deadline established in §1 of art. 7;

XI – any eventual proof of claims to the list of creditors submitted by the Judicial Administrator (§ 2 of art. 7) shall have to be entered into the record as incidentals—as a secondary proceeding—to the judicial reorganization, and processed pursuant to the terms of art. 13 et seq. of Law no. 11,101/05, the corresponding notary shall therefore have to remove the registered items directly from the main record to create a secondary proceeding;

XII – service upon the Public Prosecutor’s Office and notice to the Federal Treasury, and the State Treasury and Municipal Treasury of Rio de Janeiro;

XIII – communication to the Commercial Board of the State of Rio de Janeiro, and other States where the Companies Under Reorganization have offices and branches registered for the recording of the petition of judicial reorganization in the corresponding registers;

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89523
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

XIV – the Companies Under Reorganization shall deliver the reorganization plan within a period of 60 BUSINESS DAYS from the publication of this judgment, which shall have to follow the requirements of art. 53 of Law 11,101/2005;

XV – within a period of 5 days, the documents considered in art. 51, items IV, VI, VII of Law 11,101/2005 shall be delivered electronically, and shall be attached to the proceeding in a confidential portfolio, which may only be viewed pursuant procedural order;

XVI – notify all Presidencies and General Magistrate Offices of Brazil (Superior, State and Federal Courts), and the Magistrate Offices of the Labor Superior and Regional Courts, with a copy of this ruling, informing the suspension of actions per the terms herein presented and requesting the issue of a NOTICE to their corresponding subordinate court services, insofar as: I) the PROOF OF CLAIMS to add or modify the credits subject to the herein granted court-supervised organization shall have to be formalized pursuant to arts. 9 et seq. of Law 11,101/2005, and that it will not be processed by decree but simply upon the formal request of the creditor itself, with the due credit certificate, and II) there is no constitution of Indivisible Judge (art. 76 of Law 11.1101) through the judicial reorganization case, the procedure remaining with the Natural Judge of the cause, there having to be only the necessary communication to the judge of the reorganization in the process cases that consider the expropriation or restriction of assets of the companies under reorganization, even after the completion of the suspension period. (art. 6 of LFR);

XVII – Creditors may, at any time, request the summoning of a general assembly for the constitution of the Creditors’ Committee or the replacement of its members, pursuant to the provisions of §2 of art. 36 of this Law.

XVIII – That the Court’s Office promotes, regardless of order, THE EXCLUSION OF THE FILES OF THE PROCEEDING, ALL PETITIONS containing proof of claims to add or modify credits, directly filed in the docket, within the period established in §1 of article 7 of Law 11 101/2005, upon clear and evident untimeliness, as during this period there is no judicialization of these procedures, which are administrative procedures and should be forwarded DIRECTLY TO THE APPOINTED JUDICIAL ADMINISTRATOR.

XIX – That the Court’s Office promotes the EXCLUSION OF FILES OF THE PROCEEDING, ALL PETITIONS, which request the simple annotation as INTERESTED CREDITOR and its COUNSEL directly in the docket, because the majority of the decisions issued in the files of the Judicial reorganization comprise the group of creditors subject to it, and therefore different judicial calls are done through Reports and Notices published at random for all.

XX – Other individual statements of creditors shall be gathered and forwarded to the Creditors’ Committee. Should one not have been created, then to the Judicial Administrator. This activity shall not depend on a new order of this court. It should be noted that there is already a precedent in this Court that confirms this part of the decision, see Interlocutory Appeal no. 0021412-60-2015.8.19.0000, judged by the 14th Civil Chamber, reported by Judge José Carlos Páes:

“14TH CIVIL CHAMBER OF THE COURT OF JUSTICE OF THE STATE OF RJ INTERLOCUTORY APPEAL PROCEEDING No. 0021412-60.2015.8.19.000 APPELLANT: COMPANHIA DE CRÉDITO, FINANCIAMENTO E INVESTIMENTO RCI BRASIL APPELLEES: J.J. MARTINS PARTICIPAÇÕES S.A. E OUTROS INTERESSADO: ALVAREZ & MARSAL CONSULTORIA EMPRESARIAL DO BRASIL LTDA. RAPPORTEUR: JUDGE JOSÉ CARLOS PAES INTERLOCUTORY APPEAL. JUDICIAL REORGANIZATION. CREDITORS’ STATEMENT. SUPPLEMENTARY FILE. CREDITORS’ COMMITTEE AND JUDICIAL ADMINISTRATOR.

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89524
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

LEGAL POWERS. FULFILLMENT IMPOSED. 1. From the analysis of the decision herein contested, it can be confirmed that the creditor party was not prevented an opportunity to be heard on the matters discussed and decided in the judicial reorganization; there is thus no need to address any violation of the principle of transparency or creditor activism. In fact, it should be correctly noted that what prevailed was the prevention of procedural disarray, with various types of statements from creditors and with different claims and intentions, in the judicial reorganization proceedings. 2. Additionally, the Judge a quo only heeded the text of article 27, item I, line “d,” and article 28, both of Law 11.101/2005, according to which, in a judicial reorganization, it is up to the Creditors’ Committee to assess and issue an opinion regarding any claim from the interested parties and, in the event of the lack thereof, it is up to the Judicial Administrator and, furthermore, if that were incompatible, it would be up to the judge to exercise such power, the fulfilment of which is imposed. 3. Therefore, neither the creditor party nor its eventual challenges are being excluded from the judicial reorganization proceeding. Furthermore, the creditor was never prevented access to the files or to information regarding the procedural acts that were examined in the main case, it being simply noted that the decision on the claims made in the supplementary cases do not imply a violation to any constitutional guarantee. 4. It should not be forgotten that the reorganization is in its initial state, there being no notice of any decision regarding an eventual reorganization plan and, therefore, nothing prevents creditors from filing any objections to the presented plan, pursuant to article 55 of Law 11 101/2005. 5. It should be noted that the mentioned Law contains no prohibition on the filing of supplementary cases, or determination for objections and/or statements by creditors to be attached to the main case and decided without the participation of the Creditors’ Committee or even the General Assembly of Creditors, which is responsible for deciding the approval or rejection to the reorganization plan (article 56). 6. However, in this specific case, there is clear compliance with the principles of the right to adversarial nature and full defense, as well as the laws on the matter, upon allowing the statements of creditors, although in supplementary cases and with the statement of the Committee or of the Administrator appointed regarding the expressed claim, it should be emphasized, bearers of powers explicitly established in Law 11 101/2005. A precedent by the TJRJ. 7. Therefore, the appealed decision is upheld, as it is in agreement with the laws in reference and with the principles of the right to adversarial nature and full defense, in addition to procedural promptness and economy. 8. Recourse not granted.”

XXI – I grant the confidentiality of the list of personal assets of the directors of the companies, and the documents required by article 51, items IV and VII of the LFR, and deem their protection to be a matter of public record. With the exception of the Public Prosecution Service, access to such documents can only take place through a justified requirement and judicial authorization. Inquiries to the Public Prosecution Service.

Rio de Janeiro, 06/29/2016.

Fernando Cesar Ferreira Viana – Chief Judge

Files received from (Hon.) Judge

Fernando Cesar Ferreira Viana

On     /    /

Authentication Code: 4INT.FM11.CSN8.HN2F

This code can be verified at: http://www4.tjrj.jus.br/CertidaoCN/validacao.do

State of Rio de Janeiro Judicial Branch	[stamp:] Court of Justice of the State of Rio de Janeiro – Electronically Stamped
Court of Appeals	89525
Court District of the Capital
Registry of the 7th Business Court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 – Centro – Rio de Janeiro – RJ Tel.: 3133 2185
e-mail: cap07vemp@tjrj.jus.br

FERNANDO CESAR FERREIRA VIANA: 000017528:000017528 Signed on 06/29/2016 19:11:19

Place: TJ-RJ